EXHIBIT 99.1
FOR IMMEDIATE RELEASE
                                                                             FOR FURTHER INFORMATION:
                                          Investor Relations: Joan Wolf 631-650-6201
                                                                       BlissPR: John Bliss:  212-840-1661

VICON REPORTS SECOND QUARTER RESULTS

HAUPPAUGE, NY, May 5, 2011 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the second fiscal quarter ended March 31, 2011.   The announcement was made by Chairman and CEO Ken Darby, who said the 6% sales growth was offset by weaker margins and patent litigation costs.

Net sales for the second fiscal quarter were $12.1 million, an increase of 6% compared with $11.4 million in the second quarter of the prior fiscal year.  A net loss was incurred of $713,000 ($.16 per share), compared with a net loss of $690,000 ($.15 per share) in the prior year quarter.

For the six months, net sales were $23.8 million, an increase of 6% compared with $22.5 million in the first six months of the prior fiscal year.  The net loss totaled $1,167,000 ($.26 per share), compared with a net loss of $1,387,000 ($.30 per share) in the prior year six-month period.

Commenting on the second quarter results, Mr. Darby said U.S. sales grew 14% to $7.1 million while foreign sales were off 3% to $5.0 million.  “Order rates continue to be choppy and flat worldwide evidenced by the order intake for the current quarter of $12.1 million versus $11.8 million last year and $25.4 million versus $25.5 million for the comparable six month periods.  We are currently taking orders for our new high definition camera dome after 2+ years of development.  We believe this innovative addition to our Surveyor dome camera line will be a strong seller in the future” said Mr. Darby.

Gross margins in the second quarter were 39%, compared with 41% in the prior year quarter.  The lower margins reflect competitive price pressures, particularly in Europe, in addition to the effect of a less favorable product sales mix.  Operating costs in the second quarter were $5.8 million compared with $5.7 million in the prior year quarter.  The current quarter included patent litigation costs of $169,000 as opposed to none in the prior year.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video and access control systems and system components used for security, surveillance, safety, communication and process control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Vicon Industries, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010

Net sales	$12,077,000	$11,375,000	$23,805,000	$22,474,000

Gross profit	4,703,000	4,673,000	9,512,000	9,311,000

Selling, general and administrative expense	4,301,000	4,314,000	8,395,000	8,699,000

Engineering and development expense	1,472,000	1,386,000	2,914,000	2,742,000

Operating loss	(1,070,000)	(1,026,000)	(1,797,000)	(2,130,000)

Loss before income taxes	(1,021,000)	(971,000)	(1,652,000)	(2,028,000)

Income tax benefit	(308,000)	(281,000)	(485,000)	(641,000)

Net loss	$(713,000)	$(690,000)	$(1,167,000)	$(1,387,000)

Loss per share:

Basic and Diluted	$(.16)	$(.15)	$(.26)	$(.30)

Shares used in computing loss per share:

Basic and Diluted	4,481,000	4,533,000	4,481,000	4,561,000